SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1

(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

(Amendment No.     )

QUANTENNA COMMUNICATIONS, INC.

(Name of Issuer)

COMMON STOCK

(Title of Class of Securities)

74766D100

(CUSIP Number)

12/31/16

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

(Continued on following pages)

Page 1 of 18 Pages

13G
CUSIP No. 74766D100	Page 2 of 18 Pages

1	Name of reporting person SC US GF V HOLDINGS, LTD. (“SC HOLDINGS”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 98-1019224
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizenship or place of organization CAYMAN ISLANDS
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 2,583,233
	7	Sole dispositive power 0
	8	Shared dispositive power 2,583,233
9	Aggregate amount beneficially owned by each reporting person 2,583,233
10	Check box if the aggregate amount in Row (9) excludes certain shares ☐
11	Percent of class represented by amount in Row 9 7.9%
12	Type of reporting person OO

13G
CUSIP No. 74766D100	Page 3 of 18 Pages

1	Name of reporting person SEQUOIA CAPITAL U.S. GROWTH FUND V, L.P. (“SC GROWTH”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 98-1017204
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizenship or place of organization CAYMAN ISLANDS
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
6

Shared voting power

2,707,560, of which 124,327 shares are held directly by SC Growth and 2,583,233 shares are held directly by SC Holdings. SC Growth, together with SC USGF, owns 100% of the outstanding ordinary shares of SC Holdings.

	7	Sole dispositive power 0
8

Shared dispositive power

2,707,560, of which 124,327 shares are held directly by SC Growth and 2,583,233 shares are held directly by SC Holdings. SC Growth, together with SC USGF, owns 100% of the outstanding ordinary shares of SC Holdings.

9	Aggregate amount beneficially owned by each reporting person 2,707,560
10	Check box if the aggregate amount in Row (9) excludes certain shares ☐
11	Percent of class represented by amount in Row 9 8.3%
12	Type of reporting person PN

13G
CUSIP No. 74766D100	Page 4 of 18 Pages

1	Name of reporting person SEQUOIA CAPITAL USGF PRINCIPALS FUND V, L.P. (“SC USGF”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 98-1017231
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizenship or place of organization CAYMAN ISLANDS
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 2,583,233, all of which is held by SC Holdings. SC USGF, together with SC Growth, owns 100% of the outstanding ordinary shares of SC Holdings.
	7	Sole dispositive power 0
	8	Shared dispositive power 2,583,233, all of which is held by SC Holdings. SC USGF, together with SC Growth, owns 100% of the outstanding ordinary shares of SC Holdings.
9	Aggregate amount beneficially owned by each reporting person 2,583,233
10	Check box if the aggregate amount in Row (9) excludes certain shares ☐
11	Percent of class represented by amount in Row 9 7.9%
12	Type of reporting person PN

13G
CUSIP No. 74766D100	Page 5 of 18 Pages

1	Name of reporting person SC US (TTGP), LTD. (“SC US TTGP”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 98-1162638
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizenship or place of organization CAYMAN ISLANDS
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
6

Shared voting power

2,707,560, of which 124,327 shares are held by SC Growth and 2,583,233 shares are held by SC Holdings. SC US (TTGP), Ltd. is the general partner of SCGF V MGMT, which is the general partner of each of SC Growth and SC USGF. SC USGF, together with SC Growth, owns 100% of the outstanding ordinary shares of SC Holdings.

	7	Sole dispositive power 0
8

Shared dispositive power

2,707,560, of which 124,327 shares are held by SC Growth and 2,583,233 shares are held by SC Holdings. SC US (TTGP), Ltd. is the general partner of SCGF V MGMT, which is the general partner of each of SC Growth and SC USGF. SC USGF, together with SC Growth, owns 100% of the outstanding ordinary shares of SC Holdings.

9	Aggregate amount beneficially owned by each reporting person 2,707,560
10	Check box if the aggregate amount in Row (9) excludes certain shares ☐
11	Percent of class represented by amount in Row 9 8.3%
12	Type of reporting person OO

13G
CUSIP No. 74766D100	Page 6 of 18 Pages

1	Name of reporting person SCGF V MANAGEMENT, L.P. (“SCGF V MGMT”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 98-1017014
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizenship or place of organization CAYMAN ISLANDS
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
6

Shared voting power

2,707,560, of which 124,327 shares are held by SC Growth and 2,583,233 shares are held by SC Holdings. SCGF V MGMT is the general partner of each of SC Growth and SC USGF. SC USGF, together with SC Growth, owns 100% of the outstanding ordinary shares of SC Holdings.

	7	Sole dispositive power 0
8

Shared dispositive power

2,707,560, of which 124,327 shares are held by SC Growth and 2,583,233 shares are held by SC Holdings. SCGF V MGMT is the general partner of each of SC Growth and SC USGF. SC USGF, together with SC Growth, owns 100% of the outstanding ordinary shares of SC Holdings.

9	Aggregate amount beneficially owned by each reporting person 2,707,560
10	Check box if the aggregate amount in Row (9) excludes certain shares ☐
11	Percent of class represented by amount in Row 9 8.3%
12	Type of reporting person PN

13G
CUSIP No. 74766D100	Page 7 of 18 Pages

1	Name of reporting person SEQUOIA CAPITAL XI, L.P. (“SC XI”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 54-2094242
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizenship or place of organization DELAWARE
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 3,258,759
	7	Sole dispositive power 0
	8	Shared dispositive power 3,258,759
9	Aggregate amount beneficially owned by each reporting person 3,258,759
10	Check box if the aggregate amount in Row (9) excludes certain shares ☐
11	Percent of class represented by amount in Row 9 9.9%
12	Type of reporting person PN

13G
CUSIP No. 74766D100	Page 8 of 18 Pages

1	Name of reporting person SEQUOIA CAPITAL XI PRINCIPALS FUND LLC (“SC XI PF”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 20-0040683
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizenship or place of organization DELAWARE
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 354,522
	7	Sole dispositive power 0
	8	Shared voting power 354,522
9	Aggregate amount beneficially owned by each reporting person 354,522
10	Check box if the aggregate amount in Row (9) excludes certain shares ☐
11	Percent of class represented by amount in Row 9 1.1%
12	Type of reporting person OO

13G
CUSIP No. 74766D100	Page 9 of 18 Pages

1	Name of reporting person SEQUOIA TECHNOLOGY PARTNERS XI, L.P. (“STP XI”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 20-0005558
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizenship or place of organization DELAWARE
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 102,930
	7	Sole dispositive power 0
	8	Shared dispositive power 102,930
9	Aggregate amount beneficially owned by each reporting person 102,930
10	Check box if the aggregate amount in Row (9) excludes certain shares ☐
11	Percent of class represented by amount in Row 9 Less than 1%
12	Type of reporting person PN

13G
CUSIP No. 74766D100	Page 10 of 18 Pages

1	Name of reporting person SC XI MANAGEMENT, LLC (“SC XI LLC”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 13-4236767
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizenship or place of organization DELAWARE
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
6

Shared voting power

3,716,211, of which 3,258,759 shares are held by SC XI, 102,930 shares are held by STP XI, and 354,522 shares are held by SC XI PF. SC XI LLC is the General Partner of SC XI and STP XI, and the Managing Member of SC XI PF.

	7	Sole dispositive power 0
8

Shared dispositive power

3,716,211, of which 3,258,759 shares are held by SC XI, 102,930 shares are held by STP XI, and 354,522 shares are held by SC XI PF. SC XI LLC is the General Partner of SC XI and STP XI, and the Managing Member of SC XI PF.

9	Aggregate amount beneficially owned by each reporting person 3,716,211
10	Check box if the aggregate amount in Row (9) excludes certain shares ☐
11	Percent of class represented by amount in Row 9 11.3%
12	Type of reporting person OO

13G
CUSIP No. 74766D100	Page 11 of 18 Pages

1	Name of reporting person MICHAEL MORITZ I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizenship or place of organization USA
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
6

Shared voting power

3,716,211, of which 3,258,759 shares are held by SC XI, 102,930 shares are held by STP XI, and 354,522 shares are held by SC XI PF. SC XI LLC is the General Partner of SC XI and STP XI, and the Managing Member of SC XI PF. Michael Moritz and Douglas Leone are the Managing Members of SC XI LLC.

	7	Sole dispositive power 0
8

Shared dispositive power

3,716,211, of which 3,258,759 shares are held by SC XI, 102,930 shares are held by STP XI, and 354,522 shares are held by SC XI PF. SC XI LLC is the General Partner of SC XI and STP XI, and the Managing Member of SC XI PF. Michael Moritz and Douglas Leone are the Managing Members of SC XI LLC.

9	Aggregate amount beneficially owned by each reporting person 3,716,211
10	Check box if the aggregate amount in Row (9) excludes certain shares ☐
11	Percent of class represented by amount in Row 9 11.3%
12	Type of reporting person IN

13G
CUSIP No. 74766D100	Page 12 of 18 Pages

1	Name of reporting person DOUGLAS LEONE I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
2	Check the appropriate box if a member of a group (a) ☐ (b) ☐
3	SEC use only
4	Citizenship or place of organization USA
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
6

Shared voting power

3,716,211, of which 3,258,759 shares are held by SC XI, 102,930 shares are held by STP XI, and 354,522 shares are held by SC XI PF. SC XI LLC is the General Partner of SC XI and STP XI, and the Managing Member of SC XI PF. Michael Moritz and Douglas Leone are the Managing Members of SC XI LLC.

	7	Sole dispositive power 0
8

Shared dispositive power

3,716,211, of which 3,258,759 shares are held by SC XI, 102,930 shares are held by STP XI, and 354,522 shares are held by SC XI PF. SC XI LLC is the General Partner of SC XI and STP XI, and the Managing Member of SC XI PF. Michael Moritz and Douglas Leone are the Managing Members of SC XI LLC.

9	Aggregate amount beneficially owned by each reporting person 3,716,211
10	Check box if the aggregate amount in Row (9) excludes certain shares ☐
11	Percent of class represented by amount in Row 9 11.3%
12	Type of reporting person IN

13G
CUSIP No. 74766D100	Page 13 of 18 Pages

ITEM 1.

(a)	Name of Issuer: Quantenna Communications, Inc.

(b)	Address of Issuer’s Principal Executive Offices:

3450 W. Warren Avenue

Fremont, California 94538

ITEM 2.

(a)	Name of Persons Filing:

SC US GF V Holdings, LTD.

Sequoia Capital U.S. Growth Fund V, L.P.

Sequoia Capital USGF Principals Fund V, L.P.

SC US (TTGP), Ltd.

SCGF V Management, L.P.

Sequoia Capital XI, L.P.

Sequoia Capital XI Principals Fund, LLC

Sequoia Technology Partners XI, L.P.

SC XI Management, LLC

Michael Moritz

Douglas Leone

Michael Moritz and Douglas Leone are the Managing Members of SC XI LLC. SC XI LLC is the General Partner of each of SC XI and STP XI, and the Managing Member of SC XI PF. SC Growth and SC USGF together own 100% of the outstanding ordinary shares of SC Holdings. SC US TTGP is the general partner of SCGF V MGMT, which is the general partner of each of SC Growth and SC USGF.

(b)	Address of Principal Business Office or, if none, Residence:

2800 Sand Hill Road, Suite 101

Menlo Park, CA 94025

Citizenship:

SC XI, SC XI PF, STP XI, SC XI LLC: Delaware

SCGF V HOLD, SCGF V, SC USGF, SC US TTGP, SCGF V MGMT: Cayman Islands

Michael Moritz, Douglas Leone: USA

(c)	Title of Class of Securities: Common Stock

(d)	CUSIP Number: 74766D100

ITEM 3.	If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

NOT APPLICABLE

ITEM 4.	Ownership

SEE ROWS 5 THROUGH 11 OF COVER PAGES

13G
CUSIP No. 74766D100	Page 14 of 18 Pages

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.  ☐

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

NOT APPLICABLE

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

NOT APPLICABLE

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

NOT APPLICABLE

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP

NOT APPLICABLE

ITEM 10.	CERTIFICATION

NOT APPLICABLE

13G
CUSIP No. 74766D100	Page 15 of 18 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 10, 2017

SC US GF V Holdings, Ltd.

By:	Sequoia Capital U.S. Growth Fund V, L.P.
Sequoia Capital USGF Principals Fund V, L.P.
its Members

By:	SCGF V Management, L.P.,
General Partner of each

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

SC XI Management, LLC

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

Sequoia Capital U.S. Growth Fund V, L.P.
Sequoia Capital USGF Principals Fund V, L.P.

By:	SCGF V Management, L.P.,
General Partner of each

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

Sequoia Capital XI, L.P.
Sequoia Technology Partners XI, L.P.

By:	SC XI Management, LLC
General Partner of each

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

13G
CUSIP No. 74766D100	Page 16 of 18 Pages

Sequoia Capital XI Principals Fund, LLC

By:	SC XI Management, LLC its Managing Member

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

SC US (TTGP), Ltd.

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

SCGF V Management, L.P.,

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

/s/ Michael Moritz
Michael Moritz

/s/ Douglas Leone
Douglas Leone

13G
CUSIP No. 74766D100	Page 17 of 18 Pages

EXHIBIT 1

AGREEMENT AS TO JOINT FILING OF SCHEDULE 13G

The undersigned hereby agree that the Schedule 13G relating to the common stock of MobileIron, Inc., and any further amendments thereto, to which this Agreement as to Joint Filing of Schedule 13G is attached as an exhibit is filed on behalf of each of them pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Date: February 10, 2017

SC US GF V Holdings, Ltd.

By:	Sequoia Capital U.S. Growth Fund V, L.P.
Sequoia Capital USGF Principals Fund V, L.P.
its Members

By:	SCGF V Management, L.P.,
General Partner of each

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

SC XI Management, LLC

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

Sequoia Capital U.S. Growth Fund V, L.P.
Sequoia Capital USGF Principals Fund V, L.P.

By:	SCGF V Management, L.P.,
General Partner of each

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

Sequoia Capital XI, L.P.
Sequoia Technology Partners XI, L.P.

By:	SC XI Management, LLC
General Partner of each

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

13G
CUSIP No. 74766D100	Page 18 of 18 Pages

Sequoia Capital XI Principals Fund, LLC

By:	SC XI Management, LLC its Managing Member

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

SC US (TTGP), Ltd.

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

SCGF V Management, L.P.,

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

/s/ Michael Moritz
Michael Moritz

/s/ Douglas Leone
Douglas Leone